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                                EXPORT AGREEMENT

         This agreement entered by and between Network Trade Corporation located in Portland Maine, hereinafter called EXPORT MANAGEMENT COMPANY (EMC) and E.G. SOFTWARE INC. located in PORTLAND OREGON, hereinafter called SUPPLIER.

         WITNESSETH: WHEREAS, the EMC will provide best effort to identify foreign companies, hereinafter called DISTRIBUTOR (to include resellers, VARS, representatives and/or distributors) to resell the products of the supplier in the territories of the world hereinafter set forth in Appendix A and the supplier desires to sell their products to foreign company DISTRIBUTORS. NOW, THEREFORE, in consideration of the above and each and all of the terms and provisions hereinafter contained, it is agreed as follows:

         1. EMC shall have the non-exclusive right to represent products of the supplier in the territory as further defined in Appendix A. Supplier grants EMC authority to solicit foreign company distributors to distribute and sell the supplier's products in the foreign territory. The Supplier may at any time redefine the territory or the exclusions stated in Appendix A, however for foreign company distributors listed at the time of such redefinition Supplier remains bound to this agreement.

         2. EMC will notify Supplier of seriously interested and qualified foreign company distributors in writing by periodic additions to Appendix A. EMC will in good faith and in the Supplier's best interests, encourage a foreign company distributor identified on Appendix A to enter into a separate resale agreement directly with the Supplier.

         3. EMC will forward via post to only suitable interested foreign distributors, as identified in Appendix A, a Supplier supplied information packet. Supplier agrees to reimburse EMC for postage of mailing supplier's packet to interested foreign country distributors identified on Appendix A at standard USA international postal rates.

         4. Supplier has exclusive right to determine terms and conditions for a separate agreement between the supplier and the foreign company distributor(s). The EMC will be party to the separate agreement, whether verbal or written, which will not violate the terms of this agreement. The supplier has no obligation to enter into any agreement with any party defined in Appendix A.



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         5. Supplier agrees that they are to receive all sales orders and payments from foreign company distributors, as set forth in Appendix A, from the EMC and will direct those foreign company distributors to send orders and payments to the EMC.

         6. EMC agrees to forward to supplier all payments due, less fees, within three business days of receipt from foreign company distributor. It is understood that supplier is not required to permit shipment before receiving such payment.

         7. Fees due to the EMC from the supplier will be 10% of the sales amount paid, not including shipping expenses and EMC will be the exporter and responsible for complete dock to dock shipment, preparation of all documentation relating to export shipments, including consular papers, customs declaration, ocean bills of lading and airway bills of lading, invoices, and so forth. Supplier agrees that product size, weight, and availability information will be supplied to EMC in a timely manner.

         8. Supplier agrees to indemnify and hold EMC harmless against any damages incurred or suffered by reason of any infringement or alleged infringement by supplier of patent or trademark rights of others or brought about by any third-party suits for product malfunction, or other liability related to the performance by the supplier or the supplier's products.

         9. This agreement shall remain in effect until such time that the supplier or EMC may give notice in writing via certified mail of cancellation. The expiration interval for parties listed in Appendix A after cancellation is 36 months.

         10. This agreement shall be binding on all successors to the principals named herein. This agreement shall supersede all prior agreements, may not be modified except in writing, and shall be construed under the laws of the State of the supplier. In the event of any dispute hereunder, both parties agree to arbitration in the State of the supplier under the rules and auspices of the American Arbitration Association.

         IN WITNESS WHEREOF, the parties hereto have set their hands:

               /s/                                    /s/
        ------------------------------        --------------------------------
        Name: ELI SHAPIRA                     Name: JAMES BAILIE
        Title: CHIEF TECHNICAL OFFICER        Title: GENERAL MANAGER
        Date:      4/25/95                    Date: April 3, 1995
        Address:   319 SW Washington          Address:   Network Trade Corp.
                   Suite 706                             Suite 203
                   Portland, OR  97204                   100 Commercial Street
                                                         Portland, ME  04101

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                                   APPENDIX A

  DEFINITION OF FOREIGN TERRITORY, EXCLUSIONS, AND FOREIGN COMPANY DISTRIBUTORS

         This appendix is subject to the terms as stated in the agreement between Network Trade corporation and E.G. SOFTWARE INC.

         1. Foreign Company Distributor is defined to include any and all subsidiaries, partners, employees, and significant investors regardless of name changes, diversifications, or reorganizations.

         2. Additions or Denials Process: EMC will routinely add foreign company distributors that indicate serious interest and intent for the supplier's products. Such additions require that this Appendix A be modified and sent to the supplier via mail. A denial of any addition must be sent by supplier by certified US mail within 10 days. If no denial is sent within the 10 days then the modification is accepted by both parties.

         3. This Appendix only concerns the identity of foreign territories, exclusions, or foreign company distributors, it can not change the terms and conditions as specified in the agreement.

         4. Description of Territories and Exclusions by Supplier: Until further written notice, EMC will limit activities as follows: NO EXCLUSIONS

         5. Identity of Foreign Distributors by EMC:

                  (pending contract completion)



        Submitted By: /s/                          Date:  April 3, 1995
                      ----------------------             -----------------------
                      JAMES BAILIE
                      GENERAL MANAGER
                      NETWORK TRADE CORP.



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